Exhibit 10.16

ASIA SIXTH PURCHASE AGREEMENT

This ASIA SIXTH PURCHASE AGREEMENT dated as of March 7, 2014 (this “Agreement”), by and between Pacific Energy Development Corp., a Nevada corporation (the “Seller”), and RJ Resources Corp., a Delaware corporation (the “Buyer”).

W I T N E S S E T H :

WHEREAS, PEDEVCO Corp. (“PEDEVCO”) is the owner of all of the issued and outstanding capital stock of the Seller;

WHEREAS, PEDEVCO is party to that certain Note Purchase Agreement dated as of the date hereof (as amended, amended and restated, supplemented, or otherwise modified from time to time, the “Purchase Agreement”) by and between PEDEVCO, the Buyer and the other investors party thereto (collectively, the “Investors”) and BAM Administrative Services LLC, as agent for the Investors, pursuant to which the Investors agreed to extend loans to PEDEVCO in the principal amount of up to $50,000,000 (the “Loans”);

WHEREAS, in order to induce the Buyer to enter into the Purchase Agreement and to extend a portion of the Loans to PEDEVCO pursuant to the Purchase Agreement, and in consideration thereof, the Seller has agreed to execute and deliver this Agreement;

WHEREAS, the aforesaid Loans will be beneficial to the Seller inasmuch as the proceeds of the Loans to PEDEVCO will directly benefit the Seller;

WHEREAS, the Seller is a party to that certain Shares Subscription Agreement dated September 11, 2013 between Asia Sixth Energy Resources Limited (“Asia Sixth”), The Sixth Energy Limited (“Sixth Energy”) and the Seller (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Subscription Agreement”) pursuant to which the Seller expects to purchase 17,382 shares of capital stock from Asia Sixth, representing 51% of the total issued and outstanding share capital of Asia Sixth (the “Subscription Shares”);

WHEREAS, the Seller paid to Asia Sixth $10,000,000 toward the purchase price of the Subscription Shares (such payment, the “Deposit”) in accordance with the terms of the Subscription Agreement, which Deposit is to be returned to the Seller if the purchase by the Seller of the Subscription Shares is not consummated in accordance with the terms of the Subscription Agreement;

WHEREAS, the Seller has agreed to transfer, subject to the consents of the Ministry of Oil and Gas of the Republic of Kazakhstan and of the Agency of the Republic of Kazakhstan for the Protection of Competition and the waiver by the government of Kazakhstan of its pre-emptive purchase right with respect to the Subscription Shares (the “Required Consents”), at the option of the Buyer, either  (a) the share certificate representing the Subscription Shares it receives to a Delaware limited liability company to be formed by the Seller (such company, the “Nominee”) and to convey to the Buyer fifty percent (50%) of the limited liability company interests issued by the Nominee (the “Purchased Units”) or (b) fifty percent (50%) of such Subscription Shares (the “Purchased Subscription Shares”) to the Buyer or to a Person designated by the Buyer, in either case upon the terms and subject to the conditions set forth herein (either transfer described in clause (i) or (ii), a “Transfer”);

WHEREAS, the Seller has agreed, to pay, from and after the date on which the Seller acquires the Subscription Shares until the date on which a Transfer occurs, to the Buyer fifty percent (50%) of all dividends, distributions or other payments the Seller receives from Asia Sixth; and

WHEREAS, the Buyer has agreed to pay, (i) on the date on which the Seller shall deposit any Final Subscription Price (as defined in the Subscription Agreement) into the Escrow Account (as defined in the Subscription Agreement), fifty percent (50%) of such Final Subscription Price, to the Seller for deposit into the Escrow Account; and (ii) from and after the date on which the Seller acquires the Subscription Shares until the date on which a Transfer occurs, fifty percent (50%) of all amounts owing to Asia Sixth by the Seller incident to the Seller’s ownership in Asia Sixth, including, but not limited to, any required capital calls, additional investment, or any other amounts due from Seller to Asia Sixth by virtue of Seller’s ownership of the Subscription Shares.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

1.           Purchase and Sale.

1.1.           Transfer of Subscription Shares.  Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations, warranties, covenants and conditions herein contained, if the purchase of the Subscription Shares pursuant to the Subscription Agreement is consummated:

(a)           if required by applicable law in order to consummate a Transfer, the Seller shall promptly, but in any event not later than ninety (90) days after the consummation of the purchase of the Subscription Shares by the Seller, file or cause to be filed with the Ministry of Oil and Gas of the Republic of Kazakhstan, the Agency of the Republic of Kazakhstan for the Protection of Competition, the government of Kazakhstan and any other federal, state, local, municipal or foreign governmental authority, quasi-governmental authority (including any trademark registry or office or other governmental agency, commission, public authority, branch, department or official, and any court or other tribunal) or body exercising, or entitled to exercise, any governmentally derived administrative, executive, judicial, legislative, police, regulatory or taxing authority, or any self-regulatory organization, administrative or regulatory agency, commission, tribunal or authority (each, a “Governmental Authority”) all applications, documents and other information necessary, and use commerically reasonable efforts, obtain the Required Consents to the Transfer elected by the Buyer;

(b)           the Seller shall, if the Buyer elects to have the Subscription Shares transferred to the Nominee and the Required Consents to such transfer are obtained, promptly, but in any event not later than ninety (90) days after the Required Consents are obtained, (i) convey, assign, transfer and deliver to the Buyer the Purchased Units, free and clear of any and all liens, adverse claims, options, security interests, restrictions, pledges, mortgages, charges, encumbrances and third party rights of any kind or nature whatsoever, whether arising by Contract, operation of law or otherwise (collectively, “Liens”), pursuant to a purchase agreement reasonably acceptable to the Buyer and the Seller and (ii) enter into a limited liability company agreement of the Nominee reasonably acceptable to the Buyer and the Seller providing for, among other things, shared management of the Nominee by the Buyer and the Seller;

(c)           the Seller shall, until the date on which a Transfer occurs, pay to the Buyer fifty percent (50%) of all dividends, distributions of income, profits, surplus, or other compensation by way of income or liquidating distributions, in cash or in kind, and cash, instruments, and other property from time to time received, receivable, or otherwise distributed by the Seller in respect of or in addition to, in substitution of, on account of, or in exchange for the Subscripton Shares;

(d)           the Buyer shall, on any date from and after the date hereof on whch the Seller is required by the terms of the Subscription Agreement to deposit any portion of the Final Subscription Price into the Escrow Account, pay to the Seller fifty percent (50%) of the amount of such Final Subscription Price required to be so deposited by the Seller, which funds the Seller shall promptly deposit or cause to be deposited into the Escrow Account as payment toward the Final Subscription Price due; and

(e)           the Buyer shall, from and after the date on which the Seller acquires the Subscription Shares until the date on which a Transfer occurs, pay to the Seller fifty percent (50%) of all amounts due or owing to Asia Sixth by the Seller incident to the Seller’s ownership in Asia Sixth, including, but not limited to, any requried capital calls, additional investment, or any other amounts due from the Seller to Asia Sixth by virtue of the Seller’s ownership of the Subscription Shares.

For purposes of this Agreement, (a) “Contracts”, when described as being those of or applicable to any Person, shall mean any and all contracts, agreements, commitments, arrangements or other undertakings, whether formal or informal, written or oral, including any amendment and other modifications thereto, to which such Person is a party or by which such Person or its properties or assets is subject or bound, and (b) “Person” shall mean any individual, sole proprietorship, joint venture, partnership, corporation, limited liability company, association, joint stock company, unincorporated organization, cooperative, trust, estate, government entity or authority (including any branch, subdivision or agency thereof), administrative or regulatory authority, or any other entity of any kind or nature whatsoever.

1.2.           Purchase and Sale of Deposit and Other Rights.  Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations, warranties, covenants and conditions herein contained, if the consummation of the purchase of the Subscription Shares does not occur, on each date on which (a) all or any portion of the Deposit is returned to the Seller, whether in one or a series of transactions and (b) the Seller receives any other compensation, payments or other rights arising from the failure of the purchase of the Subscription Shares to be consummated, the Seller shall immediately sell, convey, assign, transfer and deliver to the Buyer and the Buyer shall receive, fifty percent (50%) of the Deposit returned to the Seller or such other compensation, payment or rights received by the Seller (the “Buyer’s Share”), free and clear of any and all Liens.

2.           Consideration.  The extension by the Buyer of the Loan to PEDEVCO pursuant to the Purchase Agreement shall be deemed to be consideration for the sale, transfer, conveyance and delivery of the Purchased Subscription Shares, the Purchased Units or the Buyer’s Share, as applicable, by the Seller to the Buyer.

3.           Representations and Warranties of the Seller.  The Seller represents and warrants to the Buyer as follows:

3.1.           Organization, Standing and Power.  The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.  The Seller has the requisite corporate power and authority to own and operate its properties and to execute and deliver, and perform its obligations under, this Agreement and each of the other Transaction Documents to which the Seller is (or is to be) a party.  For purposes of this Agreement, “Transaction Documents” shall mean (a) this Agreement, (b) if the purchase of the Subscription Shares is consummated, the operating agreement of the Nominee and (c) all other documents, instruments and certificates delivered pursuant hereto or thereto or in connection herewith or therewith.

3.2.           Authority; Binding Agreement.  The execution and delivery by the Seller of this Agreement and each of the other Transaction Documents to which the Seller is (or is to be) a party, the performance by the Seller of its obligations hereunder and thereunder have been duly and validly authorized by all necessary action on the part of the Seller and the Seller has all necessary power and authority with respect thereto.  Each of the Transaction Documents to which the Seller is (or is to be) a party will be when executed and delivered by the Seller the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief, and other equitable remedies (collectively, “Enforceability Exceptions”).

3.3.           Subscription Agreement.  The execution and delivery of the Subscription Agreement and each of the other documents executed and delivered in connection therewith and the performance of the obligations thereunder have been duly and validly authorized by all necessary action on the part of the Seller, Asia Sixth and Sixth Energy.  The Subscription Agreement and each of the other documents executed and delivered (or to be executed and delivered) in connection therewith are (or will be when executed and delivered) by the parties thereto the legal, valid and binding obligations of such parties, enforceable against such parties in accordance with their respective terms, , except as the same may be limited by the Enforceability Exceptions.

3.4.           Noncontravention.  Neither the execution and delivery by the Seller of the Transaction Documents to which the Seller is (or is to be) a party, nor the performance by the Seller of its obligations thereunder will (nor will the giving of notice or the lapse of time or both would) (a) conflict with or result in a breach of any provision of (i) any Contract to which the Seller is a party or bound or any other obligation of the Seller to any Person, or (ii) the certificate of incorporation, by-laws or other organizational documents of the Seller as amended to date, (b) obligate the Company or the Buyer to pay any compensation to any Person, (c) result in the creation or imposition, or permit the enforcement, of any Lien upon the Purchased Units or the Buyer’s Share, as applicable, or (d) constitute a violation of any Legal Requirement (as defined below) applicable to the Company, except in the case of clauses (a)(i) and (d), for such conflicts, breaches and violations as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Seller or impair the ability of the Seller to perform its obligations as set out in the Transaction Documents to which it is (or is to be) a party.  For purposes of this Agreement, (a) “Legal Requirements” shall mean any and all laws (statutory, judicial or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any Contracts with, any Governmental Authority and (b) “Affiliate” of any Person means any Person which, directly or indirectly controls or is controlled by that Person, or is under common control with that Person, and “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by contract or otherwise.

3.5.           Consents.  Except for the Required Consents, no consent, approval, waiver, notice, order, or authorization of, or registration, qualification, designation, declaration, recording or filing with, any Governmental Authority or any other Person is required in connection with the execution and delivery by the Seller of the Transaction Documents to which the Seller is (or is to be) a party, the performance by the Seller of its obligations thereunder or the consummation by the Seller of the transactions contemplated thereby (including the transfer by the Seller of the Purchased Subscription Shares, the Purchased Units or the Buyer’s Share, as applicable).

3.6.           No Actions.  No claim, action, suit, arbitration, inquiry, litigation or investigation or other proceeding is pending or, to the Seller’s knowledge, threatened against the Seller (a) which questions the validity of the Transaction Documents to which the Seller is (or is to be) a party or the right of the Seller to enter into any Transaction Document to which it is (or is to be) a party or to perform its obligations thereunder, or which questions the validity of the Subscription Agreement or the other documents to be entered into in connection therewith or the right of the Seller to enter into the Subscription Agreement or the other documents to be entered into in connection therewith, or to perform its obligations thereunder, or (b) which would, either individually or in the aggregate, reasonably be expected to have a material adverse effect on the Seller or impair the ability of the Seller to perform its obligations under any of the Transaction Documents to which the Seller is (or is to be) a party or under the Subscription Agreement or any of the documents to be entered into in connection therewith.  The Seller is not a party to or subject to any writ, order, decree, injunction or judgment of any Governmental Authority that would materially adversely affect the Seller or the performance by the Seller of its obligations under any of the Transaction Documents to which it is (or is to be) a party or under the Subscription Agreement or any of the documents to be entered into in connection therewith.  There is no action or proceeding pending or contemplated to dissolve the Seller.  The Seller is not insolvent or otherwise unable to pay its debts as they fall due and no proceedings against the Seller are pending or, to the best knowledge of the Seller, contemplated under applicable bankruptcy, insolvency, reorganization and moratorium laws and principles of equity, affecting enforcement of creditors rights generally.

3.7.           Brokerage.  No investment banker, broker, finder or other intermediary was engaged by or dealt with the Seller in connection with any of the transactions contemplated by this Agreement that would impose a cost or liability on or have an adverse effect on the Buyer.

3.8.           Accuracy and Adequacy of Information. All written information supplied to the Buyer or any of its advisers by or on behalf of the Seller with respect to the Subscription Agreement and the transactions contemplated thereby was true and accurate in all material respects as of the time supplied.

3.9.           Compliance with Laws.  The Seller is in compliance with applicable Legal Requirements, except for such non-compliance as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Seller or impair the ability of the Seller to perform its obligations as set out in the Transaction Documents to which it is a party, and has not received any allegation to the contrary.

4.           Indemnification by the Seller.  From and after the date hereof, the Seller shall indemnify and defend and hold harmless the Buyer, its Affiliates and their respective officers, directors, shareholders, members, employees, advisors, agents and controlling persons (the “Buyer Indemnified Parties”) from and against any and all losses, obligations, deficiencies, liabilities, claims (whether actual or threatened), damages, costs and expenses (including, without limitation, the amount of any settlement entered into pursuant hereto, and all reasonable legal fees and other expenses incurred in connection with the investigation, prosecution or defense of any matter indemnified pursuant hereto) (“Losses”) which the Buyer Indemnified Parties may sustain, suffer or incur and which arise out of, are caused by, relate to, or result or occur from or in connection with (a) any breach of or inaccuracy in any representation or warranty made by the Seller in any Transaction Document to which the Seller is a party, (b) any breach or default in performance by the Seller of any covenant or agreement of the Seller in any Transaction Document to which the Seller is a party or (c) any matter, fact, act, omission or circumstance associated with the Purchased Subscription Shares, the Purchased Units or the Buyer’s Share arising prior to the occurrence of a Transfer.

5.           Covenants.

5.1.           Cooperation/Further Assurances.  From and after the date hereof, each of the parties hereto hereby agrees:  (a) to fully cooperate with the other party hereto in preparing and filing any notices, applications, reports and other instruments and documents and (b) to execute, acknowledge, deliver, file and/or record, or cause such other parties to the extent permitted by law to execute, acknowledge, deliver, file and/or record such other documents, which may be required by this Agreement or which are desirable in the reasonable opinion of any of the parties hereto, or their respective legal counsel, to consummate the transactions contemplated by this Agreement.

5.2.           Subscription Agreement.  The Seller shall not agree to any amendment to or waiver of any provisions of the Subscription Agreement if such amendment or waiver could reasonably be expected to have a material adverse effect on the Subscription Shares or the Seller’s rights under the Subscription Agreement or any other document entered into in connection therewith.

5.3.           Reporting.  The Seller shall furnish to the Buyer, promplty but in an event not later than three (3) Business Days after the Seller’s receipt, all information furnished to the Seller under or in connection with the Subscription Agreement or any other agreement entered into in connection therewith, including, without limitation, information received regarding (a) the approval of the transctions contemplated by the Subscription Agreement by the Ministry of Oil and Gas of the Republic of Kazakhstan, (b) the exercise by the government of Kazakhstan of its pre-emptive purchase right with respect to the Subscription Shares and (c) the material business and finances of Asia Sixth and its subsidiares.  For purposes of this Agreement, “Business Day” shall mean any day banking transactions can be conducted in New York City, New York and does not include any day which is a federal or state holiday in such location.

6.           Effective Date.  This Agreement shall become effective on the first date on which the Buyer and the Seller execute and deliver to each other this Agreement.

7.           General Provisions.

7.1.           Fees and Expenses.  The Seller shall pay the costs, fees and expenses of the Buyer incurred in connection with the transactions contemplated by this Agreement.  In addition, the Seller shall pay all reasonable fees and expenses incurred by the Buyer in connection with the administration and enforcement of this Agreement, including, without limitation, all reasonable attorneys’ fees and expenses.

7.2.           Publicity.  The Seller agrees that it will not disclose, and will not include in any public announcement, the names of the Buyer without the consent of the Buyer, which consent shall not be unreasonably withheld or delayed, or unless and until such disclosure is required by law, rule or applicable regulation and then only to the extent of such requirement, provided that the Buyer acknowledges that PEDEVCO may be required to file a Form 8-K following the Closing and that the Form 8-K rules require the disclosure of the Buyer’s name in such Form 8-K.

7.3.           Notices.  Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery by telecopy or facsimile at the address or number designated below (if delivered on a Business Day during normal business hours where such notice is to be received), or the first Business Day following such delivery (if delivered other than on a Business Day during normal business hours where such notice is to be received) or (b) on the second Business Day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.  The addresses for such communications shall be:

If to the Seller:	Pacific Energy Development Corp. 4125 Blackhawk Plaza Circle, Suite 201 Danville, California 94506 Tel: (855) 733-3826 Fax: (925) 403-0703 Attention: General Counsel and Chief Financial Officer

with copies to:	The Loev Law Firm, PC 6300 West Loop South; Suite 280 Bellaire, Texas 77401 Tel: (713) 524-4110 Fax: (713) 524-4122 Attention: David M. Loev

If to the Buyer:	RJ Resources Corp. 152 West 57th Street, 4th Floor New York, NY 10019 Tel: (212) 582-2222 Fax: (212) 582-2424 Attention: David Steinberg

with copies to:	Blank Rome LLP 405 Lexington Avenue New York, NY 10174 Tel: (212) 885-5431 Fax: (917) 332-3065 Attention: Eliezer M. Helfgott, Esq.

7.4.           Amendment.  This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

7.5.           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

7.6.           Entire Agreement.  This Agreement (together with the exhibits and schedules annexed hereto and incorporated herewith) and the agreements referred to herein constitute the entire agreement, and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

7.7.           No Assignment.  This Agreement shall not be assigned by any party hereto, whether by operation of law or otherwise, and any such assignment shall be null and void, unless the non-assigning party consents to such assignment in writing; provided that the Buyer may, without the consent of the Seller assign this Agreement to an Affiliate of the Buyer.

7.8.           Headings.  Headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

7.9.           Schedules.  All references in this Agreement to schedules shall mean the schedules identified in this Agreement, which are incorporated into this Agreement and shall be deemed a part of the representations and warranties to which they relate.  For purposes of this Agreement, information which is necessary to make a given schedule complete and accurate, but is omitted therefrom, shall nevertheless be deemed to be contained therein if it is contained on any other schedule attached hereto; but only if such information appears on such other schedule in such form and detail that it is responsive to the requirements of such given schedule.

7.10.           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction.  This Agreement shall not be interpreted or construed with any presumption against the party causing this Agreement to be drafted.

7.11.           Specific Performance; Consent to Jurisdiction; Venue.

(a)           The Seller and the Buyer acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the other Transaction Documents were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement or the other Transaction Documents and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.

(b)           The parties agree that venue for any dispute arising under this Agreement will lie exclusively in the state or federal courts located in New York County, New York, and the parties irrevocably waive any right to raise forum non conveniens or any other argument that New York is not the proper venue.  The parties irrevocably consent to personal jurisdiction in the state and federal courts of the state of New York.  The Seller and the Buyer consent to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing in this Section 7.11(b) shall affect or limit any right to serve process in any other manner permitted by law.  The parties hereby waive all rights to a trial by jury.

7.12.           Gender and Number.  Where appropriate, the masculine gender shall be deemed to include the feminine, the feminine gender shall be deemed to include the masculine, the singular number shall be deemed to include the plural, and the plural number shall be deemed to include the singular.

7.13.           Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  Telefacsimile transmissions of any executed original document and/or retransmission of any executed telefacsimile transmission shall be deemed to be the same as the delivery of an executed original.  At the request of any party hereto, the other parties hereto shall confirm telefacsimile transmissions by executing duplicate original documents and delivering the same to the requesting party or parties.

-Signature Page Follows-

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

PACIFIC ENERGY DEVELOPMENT CORP.

By:  /s/ Frank C. Ingriselli
Name: Frank C. Ingriselli
Title: President and CEO

RJ RESOURCES CORP.

By:  /s/ David Steinberg
David Steinberg
Authorized Signatory